Exhibit 10.01

$200,000,000

CREDIT AGREEMENT

dated as of

July 21, 2005

among

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner

and

BANK OF AMERICA, N.A.

and

CALYON NEW YORK BRANCH,

as Syndication Agents

(i)

(ii)

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 3.06 — Disclosed Matters

Schedule 3.12 — Subsidiaries

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.06 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Opinion of Borrower’s Counsel

Exhibit B — Form of Opinion of Special New York Counsel to JPMorgan Chase Bank, N.A.

(iii)

CREDIT AGREEMENT dated as of July 21, 2005 among FRIEDMAN, BILLINGS, RAMSEY GROUP, INC., the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Deficit Amount” means, in relation to the Repo Transactions of any Person, the sum of the respective Deficit Amounts (if any) for each such Repo Transaction.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means:

(a) with respect to any ABR Loan,

(i) for any day prior to the Term-Out Option becoming effective, zero (plus, for any day on which the aggregate outstanding principal amount of Loans shall exceed 50% of the Commitments, 0.25%) and

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(ii) for any day from and after the Term-Out Option becoming effective, 0.50%; and

(b) with respect to any Eurodollar Loan,

(i) for any day prior to the Term-Out Option becoming effective, 1.00% (plus, for any day on which the aggregate outstanding principal amount of Loans shall exceed 50% of the Commitments, 0.25%) and

(ii) for any day from and after the Term-Out Option becoming effective, 1.50%.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Assets for Purposes of Assessing Liquidity” means, at any time, the sum of the following assets of the Borrower (calculated on an unconsolidated basis) plus (to the extent provided in clause (h) of this definition or Section 6.01(d)(ii), as applicable), assets of any Special Purpose Subsidiary and assets deemed to constitute assets of the Borrower at such time:

(a) all debt securities (including loans) and equity securities held in the merchant banking portfolio;

(b) all loans and advances to, and other investments in, Subsidiaries, provided that only 50% of the aggregate principal amount of temporary (i.e., not exceeding 45 days) subordinated loans supporting underwritings by FBR & Co. shall be included in the calculation under this clause (b);

(c) 4.5% of Eligible MBS;

(d) 10% of all asset-backed securities (other than mortgage-backed securities) rated “A” (or equivalent) or better by Moody’s, S&P or Fitch, provided that if at any time securities of the types referred to in this clause (d) exceed 10% of the total assets of the Borrower at such time, such excess shall be excluded from the calculation under this clause (d) and shall be included in the calculation under clause (g) below;

(e) 5% of warehouse advances that are secured by Eligible Sub-Prime Loans;

(f) 5% of Eligible Sub-Prime Loans;

(g) all other assets of the Borrower (other than cash, Cash Equivalents and assets of a type specified in clauses (a) through (f) above), including long-term assets of the Borrower such as goodwill and other intangibles, plus all amounts in respect of assets of a type specified in such clauses that are required to be included under this clause (g); and

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(h) notwithstanding anything herein to the contrary, but without duplication of the amount of any assets included under the foregoing clauses of this definition, all assets of any Special Purpose Subsidiary, and all assets deemed under Section 6.01(d)(ii) to constitute assets of the Borrower, in either case, of the types (and subject to the percentage limitations thereof) specified in clauses (c), (d), (e), (f) and (g) above.

As used in this definition, mortgage-backed securities and other asset-backed securities shall be carried at fair value in accordance with GAAP, with resulting charges or credits, as applicable, to shareholders’ equity.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” is defined in Section 2.06(c).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Friedman, Billings, Ramsey Group, Inc., a Virginia corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Broker-Dealer Subsidiary” means any Subsidiary which is registered as a broker-dealer with the SEC or operates a securities brokerage business outside the United Stated and is subject to regulation or licensing as such under the applicable local law.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

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“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 90 days from the date of issuance thereof;

(b) investments in commercial paper maturing within 90 days from the date of issuance thereof and having, at the date of acquisition thereof, the highest credit ratings obtainable from S&P and from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 90 days from the date of issuance thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof and which has the highest credit ratings obtainable from S&P and from Moody’s;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control” means: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) (other than by the Permitted Holders) of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group (other than by the Permitted Holders).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.06 and (b) reduced or increased from time to

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time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption (or, in the case of any Assuming Lender, the agreement entered into by such Assuming Lender under Section 2.06(c)) pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $200,000,000.

“Commitment Termination Date” means July 20, 2006.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Loans at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deficit Amount” means, at any time in respect of a Repo Transaction of any Person, the excess (if any) of (i) the aggregate amount of payment obligations for which such Person is then liable under such Repo Transaction minus (ii) the then aggregate value of the collateral then securing such payment obligations.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Mortgage Loan” means any mortgage loan that (a) (or any characteristic of which or of the origination of which) triggers the thresholds of Section 32 of Regulation Z of the Federal Reserve Board (12 C.F.R. § 226.32), (b) is a “high cost” or “high risk” loan under any applicable state, county or municipal law or regulation, (c) is a “covered” or “threshold” loan under any applicable state, county or municipal law or regulation, but only to the extent that such law or regulation expressly exposes assignees of mortgage loans to possible civil or criminal liability or damages, or would expose any Lender or the Administrative Agent (whether or not as an assignee) to regulatory action or enforcement proceedings, penalties or other sanctions, or would materially impair the enforceability of such mortgage loan, or (d) (or any characteristic of which or of the origination of which) contains any term or condition, or involves any loan origination practice, that has been defined as “predatory” under any such applicable federal, state, county or municipal law or regulation, or that has been expressly categorized as an “unfair” or “deceptive” term, condition or practice in any such applicable federal, state, county or municipal law or regulation.

“DTC” means The Depository Trust Company.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

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“Effective Duration” means, with respect to any mortgage-backed security, an estimate, expressed as a whole number or a fraction thereof, of the percentage change in the price of such mortgage-backed security for a 100 basis point change in the applicable rate for such mortgage-backed security, further adjusted by a prepayment model, which estimates mortgage-backed security price changes as a function of prepayment rate movements.

“Eligible MBS” means mortgage-backed securities (including any current principal and interest receivable thereunder) (i) that are guaranteed as to principal and interest by Freddie Mac, Fannie Mae or Ginnie Mae or are rated AAA by S&P, (ii) that are backed by a pool or pools of undivided interests in residential mortgages, (iii) that have been issued in a registered public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (it being understood that mortgage-backed securities issued in an offering pursuant to Rule 144A under said Act do not qualify), (iv) that have an Effective Duration of not more than 4.0 and (v) the value of which is represented by the principal thereof and accrued and unpaid interest thereon; provided that if at any time the aggregate amount of Eligible MBS having an Effective Duration of more than 3.0 exceeds 20% of the total value of Eligible MBS at such time, such excess shall be excluded from the calculation of the value of Eligible MBS at such time for purposes of clause (c) of the definition of “Assets for Purposes of Assessing Liquidity” in this Section (and such excess shall be included in the calculation under clause (g) of such definition).

“Eligible Sub-Prime Loan” means a performing, sub-prime, whole mortgage loan that (a) is secured by a mortgage covering improved real property containing a one-, two-, three- or four-family residence that is not a mobile home or manufactured housing, (b) is not eligible for purchase by Fannie Mae or Freddie Mac under any of their prime mortgage loan purchase programs, (c) conforms to market underwriting standards and is eligible for inclusion in a pool backing asset-backed securities rated by Moody’s, S&P and Fitch in accordance with such ratings agencies’ respective published criteria therefore, (d) at purchase is not evidenced by a promissory note dated older than 180 days, (e) has not been held by the Borrower for more than 180 days and (f) is not a Disqualified Mortgage Loan.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the IRC or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Examining Authority” means, with respect to any Person, the organization designated by the SEC as the Examining Authority for such Person as provided in paragraph (c)(12) of the Net Capital Rule.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof, including, without limitation, any State of the United States of America and any political subdivision of such State), or by the jurisdiction under the laws of which such recipient is organized (or any political subdivision

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thereof) or in which its principal office is located (or any political subdivision thereof) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America (or any political subdivision thereof, including, without limitation, any State of the United States of America and any political subdivision of such State), or any similar tax imposed by any other jurisdiction in which the Borrower is located (or any political subdivision thereof) and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Fannie Mae” means the Federal National Mortgage Association.

“FBR & Co.” means Friedman, Billings, Ramsey & Co., Inc., a Delaware corporation.

“FBR Asset” means FBR Asset Investment Corporation, a Virginia corporation.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, chief accounting officer, treasurer or controller of the Borrower.

“Fitch” means Fitch Ratings.

“FOCUS Report” means the Financial and Operational Combined Uniform Single Report (Form X-17a-5) required to be filed with the SEC or a national securities exchange, or any report that is required in lieu of such report.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“GAAP” means generally accepted accounting principles in the United States of America.

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“Ginnie Mae” means the Government National Mortgage Association.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. Notwithstanding anything herein to the contrary, “Guarantee” shall not include any Swap Agreement of the Borrower in the nature of a market value swap or total return swap with respect to assets of a Special Purpose Subsidiary.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is

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not liable therefor. Anything to the contrary herein notwithstanding, the Indebtedness of any Person shall include the Aggregate Deficit Amount for the Repo Transactions of such Person (but shall not include any other obligation or liability of such Person arising from such Repo Transactions).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each January, April, July and October and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an instrument executed by such Person pursuant to Section 2.06(c) or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not

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available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the validity or enforceability of this Agreement or of the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of (a) any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time and (b) any Repo Transactions thereof at any time shall be the Aggregate Deficit Amount for such Repo Transactions at such time.

“Maturity Date” means the Commitment Termination Date or, if the Term-Out Option shall have exercised and become effective, July 20, 2007.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NASD” means the National Association of Securities Dealers, Inc., or any other self-regulatory organization that succeeds to the functions thereof.

“Net Capital Rule” means Rule 15c3-1 of the General Rules and Regulations as promulgated by the SEC under the Exchange Act (17 CFR 240.15c3-1), as such Rule may be amended from time to time, or any rule or regulation of the SEC which replaces Rule 15c3-1.

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“NYSE” means the New York Stock Exchange, Inc.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means Emanuel J. Friedman, Eric F. Billings and any Permitted Transferee thereof.

“Permitted Transferee” means, with respect to any individual, (a) such individual’s spouse, parents, immediate family members, descendants, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries and (b) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, are such individual and/or his or her spouse, parents, immediate family members and/or descendants.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pre-Merger FBR” means Friedman, Billings, Ramsey Group, Inc., a Virginia corporation (as constituted prior to the merger with FBR Asset).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Repo Transaction” means any repurchase agreement, reverse repurchase agreement, sale buyback or buy sellback agreement or securities lending and borrowing agreement.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“SEC” means the Securities and Exchange Commission, or any regulatory body that succeeds to the functions thereof.

“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

“SIPC” means the Securities Investor Protection Corporation established pursuant to SIPA or any other corporation that succeeds to the functions thereof.

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“S&P” means Standard & Poor’s Ratings Services.

“Special Purpose Subsidiaries” means (a) Georgetown Funding Company, LLC, (b) Arlington Funding Company, LLC and (c) any other special purpose vehicle sponsored by the Borrower or a wholly-owned, direct or indirect Subsidiary of the Borrower for the purpose of financing solely mortgage loans, receivables of a type commonly securitized, mortgage-backed securities and/or other asset-backed securities (but only if the accounts of such vehicle would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements), provided that, prior to the formation of any such vehicle under this clause (c), the Borrower shall notify the Administrative Agent thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, any reference to a “Subsidiary” shall be a reference to a Subsidiary of the Borrower. Notwithstanding anything herein to the contrary, solely for purposes of Sections 3.12 and 6.06, “Subsidiary” shall not include any Special Purpose Subsidiary.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that by its terms (or the terms of the applicable subordination agreement) is subordinated in right of payment to any other Indebtedness or other obligations of such Person.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former

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directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Tangible Net Worth” means, for the Borrower (determined on an unconsolidated basis in accordance with GAAP), the sum of (a) shareholders’ equity of the Borrower minus (b) goodwill (including goodwill recorded as a result of the merger of Pre-Merger FRB and FBR Asset).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term-Out Option” means the option of the Borrower to extend the maturity of the Loans pursuant to Section 2.01(b).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unsecured Long-Term Indebtedness” means, at any time, unsecured Indebtedness of the Borrower with a remaining term of greater than one year (other than the Loans) to the extent the same should be set forth on a balance sheet of the Borrower (excluding items which appear solely in the footnotes thereto) in accordance with GAAP; provided that if such Indebtedness shall be owing by the Borrower to a Subsidiary (other than FBR & Co.), such Indebtedness shall be subordinated in right of payment to the payment of all principal, interest and other amounts payable under this Agreement on terms satisfactory to the Administrative Agent.

“U.S. Broker-Dealer Subsidiary” means any Subsidiary which is registered as a broker-dealer with the SEC.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans or Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”, respectively).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to

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any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments; Term-Out Option. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

(b) The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not less than 30 days prior to the Commitment Termination Date, extend the Maturity Date for all Loans outstanding at the opening of business on the Commitment Termination Date to the first anniversary of the Commitment Termination Date; provided that such extension shall not be effective unless (i) no Default shall have occurred and be continuing on each of the date of the notice requesting such extension and on the Commitment Termination Date; (ii) the representations and warranties of the Borrower set forth in this Agreement shall be true and complete on and as of the date of such notice and the Commitment Termination Date with the same force and effect as if made on and as of each such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and (iii) the Borrower shall have furnished to the Administrative Agent a certificate of a Financial Officer dated as of the Commitment Termination Date confirming compliance with the conditions set forth in clauses (i) and (ii) above.

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SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

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If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or

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telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination, Reduction and Increase of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the total Credit Exposures would exceed the total

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Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this paragraph at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each such notice delivered by the Borrower shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(c) The Borrower may, at any time by notice to the Administrative Agent, propose an increase in the total Commitments hereunder (each such proposed increase being a “Commitment Increase”) either by having a Lender increase its Commitment then in effect (each an “Increasing Lender”) or by adding as a Lender with a new Commitment hereunder a Person which is not then a Lender (each an “Assuming Lender”) in each case with the approval of the Administrative Agent (not to be unreasonably withheld), which notice shall specify the name of each Increasing Lender and/or Assuming Lender, as applicable, the amount of the Commitment Increase and the portion thereof being assumed by each such Increasing Lender or Assuming Lender, and the date on which such Commitment Increase is to be effective (the “Commitment Increase Date”) (which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Commitment Termination Date); provided that:

(i) the minimum amount of the increase of the Commitment of any Increasing Lender, and the minimum amount of the Commitment of any Assuming Lender, as part of any Commitment Increase shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000;

(ii) immediately after giving effect to any Commitment Increase, the total Commitments hereunder shall not exceed $300,000,000;

(iii) no Default shall have occurred and be continuing on the relevant Commitment Increase Date or shall result from any Commitment Increase; and

(iv) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the relevant Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each Commitment Increase (and the increase of the Commitment of each Increasing Lender and/or the new Commitment of each Assuming Lender, as applicable, resulting therefrom) shall become effective as of the relevant Commitment Increase Date upon receipt by the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, of (A) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Commitment Increase under this paragraph (c) have been satisfied and (B) an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which, effective as of such Commitment Increase Date, the Commitment of each such Increasing Lender

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shall be increased or each such Assuming Lender, as applicable, shall undertake a Commitment, duly executed by such Increasing Lender or Assuming Lender, as the case may be, and the Borrower and acknowledged by the Administrative Agent. Upon the Administrative Agent’s receipt of a fully executed agreement from each Increasing Lender and/or Assuming Lender referred to in clause (B) above, together with the certificate referred to in clause (A) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Commitment Increase to the Borrower and the Lenders (including, if applicable, each Assuming Lender). On each Commitment Increase Date the Borrower shall simultaneously (i) prepay in full the outstanding Loans (if any) held by the Lenders immediately prior to giving effect to the relevant Commitment Increase, (ii) if the Borrower shall have so requested in accordance with this Agreement, borrow new Loans from all Lenders (including, if applicable, any Assuming Lender) such that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Lenders the amounts, if any, payable under Section 2.13.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

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SECTION 2.08. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate of 0.15% per annum on the average daily unused amount of the Commitment of such Lender during the period from and including the date on which this Agreement shall have been executed and delivered to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of January, April, July and October of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, an administration fee in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest, in the case of a Eurodollar Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as

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well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon the termination of the Commitments and (if the Term-Out Option shall be exercised) upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

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(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan

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had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the Lenders (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender (as the case may be) on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

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(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or other amounts payable under Section 2.12, 2.13 or 2.14 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by

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the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender

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and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

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SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of operations, changes in shareholders’ equity and cash flows of the Borrower as of and for the fiscal year ended December 31, 2004, reported on by PriceWaterhouseCoopers LLP, (ii) the consolidated balance sheet and statements of operations, changes in shareholders’ equity and cash flows of the Borrower as of and for the fiscal quarter ended March 31, 2005, certified by the chief financial officer of the Borrower and (iii) the consolidating balance sheet and statements of operations, changes in shareholders’ equity and cash flows of each of the Borrower and its Subsidiaries as of and for the fiscal year ended December 31, 2004 and the fiscal quarter ended March 31, 2005, in each case certified by the chief financial officer of the Borrower. Such financial statements as at December 31, 2004 and March 31, 2005 present fairly (in the case of said consolidated statements), in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its consolidated Subsidiaries and (in the case of said consolidating financial statements) the respective unconsolidated financial position of each of the Borrower and its Subsidiaries and the unconsolidated results of their respective operations, as of such dates and for such periods in accordance with GAAP, subject (in the case of each financial statement as at March 31, 2005 and each consolidating financial statement referred to above) to year-end audit adjustments and the absence of footnotes. Except as referred to or reflected or provided in such balance sheets (or the related footnotes) as at December 31, 2004, in the Borrower’s report on Form 10-K for the fiscal year ended December 31, 2004 or in the Borrower’s report on Form 10-Q for the fiscal quarter ended March 31, 2005, none of the Borrower nor any of its Subsidiaries has on the Effective Date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are required to be disclosed by GAAP or in such reports on Form 10-K or 10-Q.

(b) Since December 31, 2004, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a

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Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) required to register as an “investment company” as defined in the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is

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subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Subsidiaries. Set forth in Schedule 3.12 is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, together with, for each such Subsidiary, (a) the jurisdiction of organization of such Subsidiary, (b) each Person holding Equity Interests of such Subsidiary and (c) the nature of the Equity Interests held by each such Person and the percentage of ownership of such Subsidiary represented by such Equity Interests. Except as disclosed in Schedule 3.12, as of the date hereof, (i) each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than Liens permitted in Section 6.02(b)), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it in Schedule 3.12, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class of, or partnership or other ownership interests of any type in, any Subsidiary.

SECTION 3.13. REIT Qualification. The Borrower has elected to be taxed as a “real estate investment trust” under the IRC. The Borrower has qualified as a “real estate investment trust” under the IRC for its taxable year ended December 31, 2004. The Borrower’s present and contemplated operations, assets and income will enable the Borrower to meet the requirements for qualification and taxation as a “real estate investment trust” under the IRC.

SECTION 3.14. Regulatory Matters Pertaining to FRB & Co. FBR & Co. is a registered broker-dealer in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so register except to the extent that failure to so register does not and is not reasonably likely to have a Material Adverse Effect. FBR & Co. is a member in good standing of the NASD and is duly registered as a broker-dealer with the SEC. The Examining Authority for FBR & Co. is the NASD.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

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(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Hunton & Williams, counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request (and the Borrower hereby requests such counsel to deliver such opinion).

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, substantially in the form of Exhibit C (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clauses (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) The Administrative Agent shall have received evidence that any intercompany loans or notes outstanding on the date hereof owing by the Borrower to any of its Subsidiaries (other than any such loans or notes to any of its Broker-Dealer Subsidiaries or any Indebtedness permitted under Section 6.01(g)) shall be subordinated to the payment of the Loans and all obligations hereunder on terms satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on July 21, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

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SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(b) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within five Business Days of the earlier of (i) the date on which the same shall have been filed with the SEC and (ii) the date the same are required to be filed with the SEC (without regard to any extension of the SEC’s filing requirements), the audited consolidated balance sheet and related statements of operations, changes in shareholders’ equity and cash flows of the Borrower as of the end of and for each fiscal year of the Borrower, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PriceWaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within five Business Days of the earlier of (i) the date on which the same shall have been filed with the SEC and (ii) the date the same are required to be filed with the SEC (without regard to any extension of the SEC’s filing requirements), the audited consolidated balance sheet and related statements of operations, changes in shareholders’ equity and cash flows of each U.S. Broker-Dealer Subsidiary as of the end of and for each fiscal year of such U.S. Broker-Dealer Subsidiary, all reported on by PriceWaterhouseCoopers LLP or other independent public accountants of recognized

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national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such U.S. Broker-Dealer Subsidiary and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(c) within five Business Days of the earlier of (i) the date on which the same shall have been filed with the SEC and (ii) the date the same are required to be filed with the SEC (without regard to any extension of the SEC’s filing requirements), the consolidated balance sheet and related statements of operations, changes in shareholders’ equity and cash flows of the Borrower as of the end of and for each of the first three fiscal quarters of each fiscal year of Borrower and the then elapsed portion of each such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the chief financial officer of the Borrower as presenting fairly in all material respects the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) on or before the respective dates by which the financial statements respectively referred to in Sections 5.01(a) and 5.01(c) are required to be delivered, the consolidating balance sheet and related statements of operations of each of the Borrower and its Subsidiaries as of the end of and for each of the fiscal quarters of each fiscal year of the Borrower and the then elapsed portion of each such fiscal year, all certified by the chief financial officer of the Borrower as presenting fairly in all material respects the respective individual unconsolidated financial condition and results of operations of each of the Borrower and its Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(e) concurrently with any delivery of financial statements under clause (a) or (c) above (but without duplication), a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.05, 6.10, 6.11 and 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(f) within five Business Days after the filing thereof with the SEC or a national securities exchange, as applicable, the FOCUS Report of FBR & Co. for each calendar quarter and fiscal year;

(g) promptly after the same become publicly available, copies of all periodic reports and proxy statements and all other material documents filed by the Borrower or any Subsidiary with the SEC or the NYSE, any other national securities, any commodities exchange or any self-regulatory organization, or distributed by the Borrower to its shareholders generally, as the case may be; and

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(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business (including, in the case of any Broker-Dealer Subsidiary, all registrations, licenses, memberships and other authorizations with respect to its activities); provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and

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(b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations (including the Net Capital Rules) and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes of the Borrower. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Borrower owing to any Subsidiary;

(d) (i) Indebtedness of the Borrower in respect of, and any other obligations or liabilities of the Borrower arising from, Repo Transactions entered into the ordinary course of business of the Borrower; and (ii) Guarantees, entered into in the ordinary course of business of the Borrower, of Repo Transactions of others, provided that the assets which

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are the subject of such Repo Transactions so guaranteed by the Borrower shall be deemed to constitute assets of the Borrower for purposes of, and shall accordingly be included in, clause (c), (d), (e), (f) or (g) (as applicable) of the definition of “Assets for Purposes of Assessing Liquidity” (subject to the percentage limitations thereof);

(e) Indebtedness of the Borrower incurred in the ordinary course of its business to finance the acquisition of Eligible MBS, asset-backed securities, warehouse advances or Eligible Sub-Prime Loans, in each case, of the type described in paragraphs (c), (d), (e) and (f), respectively, of the definition of “Assets for Purposes of Assessing Liquidity”;

(f) Indebtedness of the Borrower (other than any Guarantee by the Borrower of the Indebtedness of any other Person) which on the date of its incurrence shall have had a term to maturity of greater than one year;

(g) Indebtedness of the Borrower which on the date of its incurrence shall have had a term to maturity of greater than one year issued to a wholly-owned Subsidiary of the Borrower in connection with such Subsidiary’s issuance of its preferred stock (and any related Guarantee by the Borrower of such Subsidiary’s obligations in respect of such preferred stock, the obligations of the Borrower under which Guarantee shall not exceed the amount of such Indebtedness); and

(h) unsecured Indebtedness of the Borrower (other than any Guarantee by the Borrower of the Indebtedness of any other Person) in addition to the Indebtedness permitted under Sections 6.01(a) through (g), provided that the aggregate amount of unsecured Indebtedness outstanding pursuant to this Section 6.01(h) shall not at any time exceed $100,000,000.

SECTION 6.02. Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property of the Borrower existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property of the Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens securing Indebtedness permitted under Section 6.01(c) owing by the Borrower to FBR & Co.;

(d) (i) Liens securing Indebtedness, other obligations or liabilities permitted under Section 6.01(d) and (ii) Liens on Eligible MBS, asset-backed securities, warehouse advances or Eligible Sub-Prime Loans of the Borrower being financed with the Indebtedness permitted under Section 6.01(e), provided that no such Lien shall extend to any property of the Borrower other than (as applicable) the property subject to the relevant Repo Transaction or such Eligible MBS, asset-backed securities, warehouse advances or Eligible Sub-Prime Loans; and

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(e) Liens on cash or Cash Equivalents securing obligations in respect of Swap Agreements entered into in the ordinary course of business and not for speculative purposes.

SECTION 6.03. Mergers, Consolidations, Sale of Assets, etc. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(b) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary;

(c) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary; and

(d) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.04. Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b) the Borrower may declare and pay cash dividends in such amounts (but not more than such amounts) and at such times as shall be necessary to meet the requirements for qualification and taxation as a “real estate investment trust” under the IRC;

(c) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may declare and pay cash dividends during any calendar year in an aggregate amount not at any time exceeding the difference (if positive) between (i) 110% of the Borrower’s “REIT taxable income” (determined in accordance with the IRC) for the calendar year most recently ended, less (ii) the aggregate amount of any dividends declared and paid under Section 6.04(b) during such calendar year; and

(d) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments, provided that the aggregate amount of such Restricted Payments made pursuant to this clause (d) during the period commencing on the date hereof and ending on the date of any such Restricted Payment

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shall not exceed 10% of the shareholders’ equity of the Borrower (determined on an unconsolidated basis in accordance with GAAP) as of the last day of the fiscal quarter most recently ended.

SECTION 6.05. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly-owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.04.

SECTION 6.06. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or to Guarantee Indebtedness of the Borrower; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing on the date hereof identified on Schedule 6.06 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder and (iv) (in the case of clause (a) above) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.07. Subordinated Indebtedness. The Borrower will not purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, except for regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Subordinated Indebtedness.

SECTION 6.08. Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto; provided that nothing in this Section 6.08 shall prevent the Borrower from acquiring or engaging in, or prevent the Borrower from permitting any of its Subsidiaries to acquire or engage in, any business or businesses that provide financial products or financial services, or create financial assets, that are used in the business of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

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SECTION 6.09. Change in Fiscal Periods. The Borrower will not change its fiscal quarters and fiscal year from that in effect on the date hereof.

SECTION 6.10. Tangible Net Worth. The Borrower will not at any time permit Tangible Net Worth to be less than the sum of (a) $1,000,000,000 plus (b) 75% of the aggregate net proceeds received by the Borrower in respect of any issuance of Equity Interests by the Borrower after March 31, 2005.

SECTION 6.11. Liquidity. The Borrower will not at any time permit the sum of (a) shareholders’ equity of the Borrower at such time (calculated on an unconsolidated basis in accordance with GAAP) plus (b) Unsecured Long-Term Indebtedness at such time to be less than Assets for Purposes of Assessing Liquidity at such time.

SECTION 6.12. Leverage Ratio. The Borrower will not at any time permit Unsecured Long-Term Indebtedness to be greater than an amount equal to 25% of the sum of (a) Tangible Net Worth plus (b) Unsecured Long-Term Indebtedness at such time.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after

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notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and all grace periods with respect thereto have expired;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Borrower or any Subsidiary (or any combination thereof) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

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(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000;

(m) a Change of Control shall occur;

(n) any U.S. Broker-Dealer Subsidiary shall cease to be a member organization of the NASD or any national securities exchange or shall fail to maintain its registration as a broker-dealer with the SEC, in either case for a period of 10 days; or SIPC shall apply for a protective decree with respect to any U.S. Broker-Dealer Subsidiary as provided in the SIPA and such application shall remain undismissed for a period of five days; or any self-regulatory organization or Governmental Authority shall revoke the membership therein of any Broker-Dealer Subsidiary and such membership shall not be reinstated within 10 days of such suspension;

(o) the Borrower shall cease at any time to own, directly or indirectly, 100% of the capital stock of FBR & Co.; or

(p) the Borrower shall cease at any time to meet the requirements for qualification and taxation as a “real estate investment trust” under the IRC;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

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The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the approval of the Borrower, which approval shall not be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary, the Sole Bookrunner and the Sole Lead Arranger and the Syndication Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Friedman, Billings Ramsey Group, Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention of Kurt R. Harrington, Senior Vice President & Chief Financial Officer (Telephone No. (703) 312-9647; Telecopy No. (703) 312-9780);

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(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-8069, Attention of Carla Kinney, Loan and Agency Services (Telephone No. (713) 750-3560; Telecopy No. (713) 750-2223), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, New York 10172, Attention of Thomas H. Mulligan (Telephone No. (212) 622-8620; Telecopy No. (646) 534-1720); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change

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Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or alter the pro rata treatment requirements hereunder with respect to Borrowings, payments, prepayments or reductions of Commitments, in any such case, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; providedfurther that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or in connection with this Agreement.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

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(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly but not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

Credit Agreement

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower and the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative

Credit Agreement

Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter

Credit Agreement

hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably

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waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same

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degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By	/s/ Kurt Harrington
Name: Kurt Harrington
Title: Chief Financial Officer

U.S. Federal Tax Identification No.: 54-1873198

Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By	/s/ Pandora Setian
Name: Pandora Setian
Title: Vice President

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BANK OF AMERICA, N.A.

By	/s/ Maryanne Fitzmaurice
Name: Maryanne Fitzmaurice
Title: Senior Vice President

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CALYON NEW YORK BRANCH

By	/s/ Jay Buckley
Name: Jay Buckley
Title: Managing Director

By	/s/ Gina Harth-Cryde
Name: Gina Harth-Cryde
Title: Managing Director

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THE BANK OF NEW YORK

By	/s/ Paul Schmidt
	Name:	Paul Schmidt
	Title:	Vice President

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HARRIS NESBITT FINANCING INC.

By	/s/ Pam Schwartz
	Name:	Pamela E. Schwartz
	Title:	Vice President

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BRANCH BANKING AND TRUST CO.

By	/s/ James E. Davis
	Name:	James E. Davis
	Title:	Senior Vice President

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CHEVY CHASE BANK, F.S.B.

By	/s/ Richard L. Amador
	Name:	Richard L. Amador
	Title:	Group Vice President

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PNC BANK, NATIONAL ASSOCIATION

By	/s/ Kirk Seggers
	Name:	Kirk Seggers
	Title:	Vice President

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SCHEDULE 2.01

Commitments

Name of Lender	Commitment ($)
JPMORGAN CHASE BANK, N.A.	$35,000,000
BANK OF AMERICA, N.A.	$35,000,000
CALYON NEW YORK BRANCH	$35,000,000
THE BANK OF NEW YORK	$25,000,000
HARRIS NESBITT FINANCING INC.	$25,000,000
BRANCH BANKING AND TRUST CO.	$15,000,000
CHEVY CHASE BANK, F.S.B.	$15,000,000
PNC BANK, NATIONAL ASSOCIATION	$15,000,000

TOTAL	$200,000,000

Schedule 2.01 to Credit Agreement

SCHEDULE 3.06

Disclosed Matters

1.	In re Initial Public Offering Securities Litigation, 21 MC 92 (SAS) (S.D.N.Y):

This is a collection of securities class actions involving more than 300 issuers and nearly 50 underwriters. The class actions all are presently pending in the United States District Court for the Southern District of New York. The complaints allege widespread manipulation of the IPO and IPO aftermarkets, including undisclosed commissions and other compensation and undisclosed pre-arranged “tie-in” arrangements requiring purchasers of allocations of IPO securities also to purchase in the aftermarket. The claims are brought under various sections of the Securities Act of 1933 and the Securities Exchange Act of 1934. Friedman, Billings, Ramsey Group, Inc. (“FBR”) is a defendant in class actions involving certain securities offerings by Aether Systems, Inc., OTG Software, Inc., and WebMethods, Inc.

Discovery in the litigation is ongoing, beginning with certain “focus cases.” FBR is not a defendant in any of the focus cases.

In connection with the litigation, FBR has received indemnification requests from several issuers.

FBR is contesting liability in the litigation.

2.	Brian T. Weiss v. Friedman, Billings, Ramsey Group, Inc., Eric F. Billings, Emanuel J. Friedman and Kurt R. Harrington, 05-CV-04617 (S.D.N.Y.); L. Norman Showers v. Friedman, Billings, Ramsey Group, Inc., Emanuel J. Friedman, Eric F. Billings, Kurt R. Harrington and Robert J. Kiernan, 05-CV-06219 (S.D.N.Y.); Van Der Jagt Family Trust v. Friedman, Billings, Ramsey Group, Inc., Eric F. Billings, Emanuel J. Friedman and Kurt R. Harrington, 05-CV-04706 (S.D.N.Y.); John Graebner v. Friedman, Billings, Ramsey Group, Inc., Eric F. Billings, Emanuel J. Friedman and Kurt R. Harrington, 05-CV-04771 (S.D.N.Y.); Michelle Posner v. Friedman, Billings, Ramsey Group, Inc., Eric F. Billings, Emanuel J. Friedman and Kurt R. Harrington, 05-CV-04795 (S.D.N.Y); Sam Manewitz v. Friedman, Billings, Ramsey Group, Inc., Eric F. Billings, Emanuel J. Friedman and Kurt R. Harrington, 05-CV-04824 (S.D.N.Y.); Steven Weissman v. Friedman, Billings, Ramsey Group, Inc., Eric F. Billings, Emanuel J. Friedman and Kurt R. Harrington, 05-CV-04851 (S.D.N.Y.); Daniel C. Pfister and Honey Lee Richless v. Friedman, Billings, Ramsey Group, Inc., Eric F. Billings, Emanuel J. Friedman and Kurt R. Harrington, 05-CV-04877 (S.D.N.Y.); Merle Davis v. Friedman, Billings, Ramsey Group, Inc., Eric F. Billings, Emanuel J. Friedman and Kurt R. Harrington, 05-CV-04889 (S.D.N.Y.); Steven A. Ettinger v. Friedman, Billings, Ramsey Group, Inc., Eric F. Billings, Emanuel J. Friedman and Kurt R. Harrington, 05-CV-05090 (S.D.N.Y.):

This is a series of putative class action securities lawsuits brought against Friedman, Billings, Ramsey Group, Inc. (“FBR”) and certain current and former FBR senior

Schedule 3.06 to Credit Agreement

officers and directors. The actions all are presently pending in the United States District Court for the Southern District of New York. The complaints allege misstatements and omissions concerning (i) various investigations into FBR’s involvement in a PIPE transaction by CompuDyne Corporation and (ii) FBR’s expected earnings, including the potential adverse impact on the company of changes in interest rates. The claims are brought under various sections of the Securities Exchange Act of 1934.

Motions to consolidate these cases have been filed, as have motions to appoint a “lead plaintiff” to direct the litigation. These motions are pending. FBR has not responded to any of the complaints, and no discovery has yet commenced.

3.	Lemon Bay Partners, LLP v. Eric F. Billings, Emanuel J. Friedman, Kurt R. Harrington, and Friedman, Billings, Ramsey Group, Inc., 05-CV-4818 (S.D.N.Y.):

This is a shareholders’ derivative action brought against nominal defendant Friedman, Billings, Ramsey Group, Inc. (“FBR”) and certain current and former FBR officers and directors. The action is presently pending in the United States District Court for the Southern District of New York. The complaints allege conduct substantially similar to that alleged in the Weiss et al. putative class actions described above in the immediately preceding paragraphs.

FBR has not responded to the complaint, and no discovery has yet commenced.

4.	Compudyne Related Matters.

FBR & Co., Inc. (“FBR&Co” or “the Company”) has made an offer of settlement to the staff of the Division of Enforcement (“SEC staff”) of the Securities and Exchange Commission (“Commission”) and the staff of the Department of Market Regulation of NASD (“NASD staff”), and the Company has requested the SEC and NASD staffs recommend such proposal to the Commission and NASD National Adjudicatory Council or NASD Office of Disciplinary Affairs, respectively, pending final negotiation of the settlement language, to resolve ongoing investigations by the SEC and NASD staffs. The proposed settlement concerns insider trading and other charges concerning the Company’s trading in a Company account and the offering of a private investment in public equity (“PIPE”) on behalf of CompuDyne, Inc. (“CDCY”) in October 2001.

In the SEC proceeding, the Company, without admitting or denying any wrongdoing, offered to pay disgorgement, civil penalties, and prejudgment interest totaling approximately $3.5 million and to consent to the entry of a permanent injunction with respect to violations of the antifraud provisions of the federal securities laws. The Company also agreed to consent to an administrative proceeding under Section 15(b) of the Securities Exchange Act of 1934 in which the Company would be subjected to a censure and would agree to certain undertakings, including review by an independent consultant of its Chinese Wall procedures and implementation of any recommended improvements. FBR&Co. has requested that the SEC staff

Schedule 3.06 to Credit Agreement

recommend to the Commission that such an offer of settlement be approved, pending final negotiation of the settlement language.

In the parallel NASD proceeding, based upon the same circumstances described above, the Company will submit a Letter of Acceptance, Waiver and Consent (“AWC”), pending final negotiation of appropriate language, proposing a settlement of alleged violations of the antifraud provisions of the federal securities laws and NASD Rules 2110, 2120, 3010 and 3370. The Company will also agree to the same undertakings provided for in the proposed settlement with the SEC, including agreeing to an independent consultant to review its Chinese Wall procedures and implementing any recommended improvements, and FBR&Co offered to pay a fine of $4 million to NASD. The AWC must be reviewed and accepted by NASD’s Department of Market Regulation and National Adjudicatory Council or the Office of Disciplinary Affairs.

CDCY has contacted the Company about these matters and seeks compensation for alleged damages resulting from the Company’s role as placement agent for the PIPE. While no civil complaint has been filed against the Company by CDCY, the parties have entered into a tolling agreement extending the time for which a complaint could be filed.

Schedule 3.06 to Credit Agreement

SCHEDULE 3.12

Subsidiaries

Name	Jurisdiction	Person holding equity interests	Nature of equity interests	Percentage ownership

FBR TRS Holdings, Inc. [“TRS”]	Virginia	Borrower	Stock	100%

FBR Securitization, Inc.	Delaware	TRS	Stock	100%

FBR Bancorp, Inc. [“Bank”]	Delaware	TRS	Stock	100%

FBR National Trust Company [“Trust”]	U.S.	Bank	Stock	100%

Money Management Advisers, Inc.	Delaware	Trust	Stock	100%

FNLC Financial Services, Inc.	Delaware	TRS	Stock	100%

First NLC Financial Services, Inc	Delaware	FNLC Financial Services, Inc.	Stock	100%

First NLC Financial Services, LLC	Florida	FNLC Financial Services, Inc.	Member Interests	100%

First NLC, Inc.	Minnesota	First NLC Financial Services, LLC	Stock	100%

NLC, Inc.	Tennessee	First NLC Financial Services, LLC	Stock	100%

MHC I, Inc.	Delaware	Borrower	Stock	100%

FBR Trust Investments, LLC	Delaware	MHC I, Inc.	Member Interests	100%

FBR Asset Management Holdings, Inc. [“Holdings”]	Virginia	TRS	Stock	100%

FBR Investment Management, Inc. [“Management”]	Delaware	Holdings	Stock	100%

FBR Fund Advisers, Inc.	Delaware	Holdings	Stock	100%

FBR Capital Markets Holdings, Inc. [“Capital”]	Delaware	TRS	Stock	100%

Friedman, Billings, Ramsey & Co., Inc. [“FBR & Co.]	Delaware	Capital	Stock	100%

FBRC Ltd.	Cayman Islands	FBR & Co. Management	Stock Stock	99% 1%

Friedman, Billings, Ramsey International, Ltd.	England	Capital	Stock	100%

FBR Investment Services, Inc.	Delaware	Capital	Stock	100%

FBR CCP Ltd. [“CCP”]	Cayman Islands	Borrower Management	Stock Stock	66.67% 33.33%

Schedule 3.12 to Credit Agreement

Name	Jurisrdiction	Person holding equity interests	Nature of equity interests	Percentage ownership
FBR Investments, L.L.C.	Virginia	CCP	Stock	100%
FBR Capital Crossover Partners, LLC	Delaware	CCP	Membership Interests	100%
RNR II (FBR Employees) L.P.	Delaware	FBR Capital Crossover Partners, LLC	GP Interests	85.009%
FBR Arbitrage Management Company, LLC	Delaware	Management	Membership Interests	100%
FBR Arbitrage, L.L.C.	Virginia	FBR Arbitrage Management Company, LLC	Management Interests	100%*
FBR Arbitrage Ltd. Management Co. LLC	Delaware	Management	Membership Interests	100%
FBR Arbitrage, Ltd.	Bermuda	FBR Arbitrage Ltd. Management Co. LLC	Unpaid Voting Shares	100%*
FBR Ashton Management Company, LLC	Delaware	Management	Membership Interests	100%
FBR Ashton, Limited Partnership	Maryland	FBR Ashton Management Company, LLC	General Partner Interests	100%*
FBR Ashton Income Fund, LLC	Delaware	Management	Management Interests	100%*
Dawnay Day Lander Management, LLC	Delaware	Management	Membership Interests	100%
FBR Financial Fund Partners Management Company, LLC	Delaware	Management	Membership Interests	100%
FBR Financial Fund Partners, L.L.C.	Delaware	FBR Financial Fund Partners Management Company, LLC	Special Limited Partner Interests	100%
FBR Future Financial Fund Management Company, LLC	Delaware	Management	Membership Interests	100%
FBR Future Financial Fund, L.P.	Delaware	FBR Future Financial Fund Management Company, LLC	General Partnership Interests	100%*
FBR Financial Fund Management, L.L.C.	Delaware	Management	Membership Interests	100%
FBR Financial Services Partners, L.P.	Delaware	FBR Financial Fund Management, L.L.C.	General Partnership Interests	100%*
FBR Genomic, LLC	Delaware	Management	Membership Interests	100%
FBR Infinity II Venture Partners Ltd. Management Company, LLC	Delaware	Management	Management Interest	100%*
FBR Pegasus Fund Management Company, LLC	Delaware	Management	Membership Interests	100%
FBR Pegasus Fund, L.L.C.	Delaware	FBR Pegasus Fund Management Company, LLC	Managing Member Interests	100%*
FBR Private Equity Fund Management Company, LLC	Delaware	Management	Membership Interests	100%

Schedule 3.12 to Credit Agreement

Name	Jurisdiction	Person holding equity interests	Nature of equity interests	Percentage ownership
FBR Special Situations Fund, L.P.	Delaware	FBR Private Equity Fund Management Company, LLC	General Partnership Interests	100%*
FBR Weston Management Company, LLC	Delaware	Management	Membership Interests	100%
FBR Weston, Limited Partnership	Maryland	FBR Weston Management Company, LLC	General Partnership Interests	100%*
FBR Multi-Strategy Management Company, LLC	Delaware	Management	Membership Interests	100%
FBR Multi-Strategy Fund, LLC	Delaware	FBR Multi- Strategy Management Company, LLC	Managing Member Interests	100%*
FBR Life Science Master Fund, Ltd.	British Virgin Islands	Management	Management Shares	100%*
FBR Life Sciences Fund, Ltd.	Bermuda	Management	Management Shares	100%*
FBR Biotech Fund Management Company, LLC	Delaware	Management	Membership Interests	100%
FBR Life Sciences Fund, LLC	Delaware	FBR Biotech Fund Management Company, LLC	General Partnership Interests	100%*

*	Represents % of relevant class or type of interest

Schedule 3.12 to Credit Agreement

SCHEDULE 6.01

Existing Indebtedness

None.

Schedule 6.01 to Credit Agreement

SCHEDULE 6.02

Existing Liens

None.

Schedule 6.02 to Credit Agreement

SCHEDULE 6.06

Existing Restrictions

None.

Schedule 6.02 to Credit Agreement

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	________________________________

2.	Assignee:	________________________________
[and is an Affiliate of [identify Lender]1]

3.	Borrower(s):	________________________________

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

Assignment and Assumption

5.	Credit Agreement:	The $200,000,000 Credit Agreement dated as of July 21, 2005 among Friedman, Billings, Ramsey Group, Inc., the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Assignment and Assumption

Consented to and Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:] [3] FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Assignment and Assumption

ANNEX 1 to

Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to (or delivered with) the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Assignment and Assumption

EXHIBIT B

[Form of Opinion of Counsel for the Borrower]

July     , 2005

To the Lenders and the Administrative

    Agent referred to below

c/o JPMorgan Chase Bank, N.A.,

    as Administrative Agent

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel for Friedman, Billings, Ramsey Group, Inc., a Virginia corporation (the “Borrower”), in connection with the Credit Agreement dated as of July 21, 2005 (the “Credit Agreement”), among the Borrower, the banks and other financial institutions identified therein as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent. This opinion is being delivered, at the request of the Borrower, pursuant to Section 4.01(b) of the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned in the Credit Agreement.

In rendering the opinions set forth below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a) the Amended and Restated Articles of Incorporation of the Borrower, as duly filed with the State Corporation Commission of the Commonwealth of Virginia;

(b) the Borrower’s Bylaws;

(c) the Credit Agreement; and

(d) the promissory notes, if any, issued on the date hereof pursuant to the Credit Agreement (together with the Credit Agreement, the “Credit Documents”).

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion. Whenever the phrases “to our knowledge” or “known to us” are used herein, such phrases refer to the actual knowledge of the attorneys of this firm who are involved in the representation of the Borrower in this transaction (including the partner of this firm who coordinates this firm’s general representation of the Borrower).

For purposes of the opinions expressed below, we have assumed:

(a) the authenticity of all documents submitted to us as originals;

Opinion of Counsel for the Borrower

(b) the conformity to the originals of all documents submitted to us as certified or photostatic copies;

(c) the due authorization, execution and delivery by the Administrative Agent and each Lender of the Credit Agreement, the validity and binding effect thereof upon the Administrative Agent and each Lender and the enforceability of the obligations of the Administrative Agent and each Lender thereunder;

(d) with respect to the opinion expressed in Paragraph 4(c), the Transactions do not and will not violate the financial covenants contained in Section 1004 of the Senior Indenture listed as item 1 on Schedule 1 attached hereto;

(e) with respect to the opinion expressed in Paragraph 6 below:

(i) during its taxable year ending December 31, 2004 and subsequent taxable years, the Borrower will operate in such a manner that makes and will continue to make the representations as to factual matters contained in the certificate, dated July 21, 2005 and executed by a duly appointed officer of the Borrower, a copy of which is attached as Exhibit A hereto (the “Officer’s REIT Certificate”), true for such years;

(ii) the Borrower will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (“REIT”) for any taxable year; and

(iii) no action will be taken by the Borrower or any of its Subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based; and

(f) with respect to the opinion expressed in Paragraph 5(a) below, the accuracy of the factual representations contained in the certificate dated July 21, 2005 and executed by a duly appointed officer of the Borrower, a copy of which is attached as Exhibit B hereto (the “Officer’s Investment Company Certificate”), without independent investigation.

In connection with the opinion rendered in Paragraph 6 below, we also have relied upon the correctness of the factual representations contained in the Officer’s REIT Certificate. Where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, and published administrative interpretations thereof. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer’s REIT Certificate.

Opinion of Counsel for the Borrower

Upon the basis of the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

1. The Borrower (a) is a corporation duly incorporated, validly existing and in good standing under the laws of Commonwealth of Virginia and (b) has all requisite corporate power and authority to carry on its business as described in the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q of the Borrower filed with the United States Securities and Exchange Commission (the “Current SEC Reports”). The Borrower has all legal right, power and authority under the laws of the Commonwealth of Virginia to qualify as a REIT under the Code.

2. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action.

3. Each of the Credit Documents has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as the enforceability of the Credit Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of unconscionability materiality, reasonableness, good faith and fair dealing.

4. The Transactions do not and will not (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the Commonwealth of Virginia, the State of New York, or the United States of America, except such as have been obtained or made and are in full force and effect, (b) violate the articles or certificate of incorporation or bylaws of the Borrower, any material provision of any statutory law or regulation of the Commonwealth of Virginia, the State of New York or the United States of America, or any order of any Governmental Authority known to us binding on the Borrower, (c) violate or result in a breach in any material respect of any provision of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien upon any assets of the Borrower or any Subsidiary pursuant to any agreement described on Schedule 1 attached hereto.

5. Neither the Borrower nor any of its Subsidiaries is (a) required to register as an “investment company” as defined in the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

6. The Borrower qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable year ended December 31, 2004, and the Borrower’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2005, and in the future.

The foregoing opinions are also subject to the following comments and qualifications:

(a) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

Opinion of Counsel for the Borrower

(b) The enforceability of Section 9.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(c) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than New York and Virginia) that limits the interest, fees or other charges it may impose for the loan or use of money or other credit, (ii) Section 9.08 of the Credit Agreement, (iii) the last sentence of each of Sections 2.15(c) and 9.04(c)(i) of the Credit Agreement, (iv) the first sentence of Section 9.09(b) of the Credit Agreement insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement or (iv) the waiver of inconvenient forum set forth in Section 9.09(c) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York.

(d) We express no opinion whether the Loans made under the Credit Agreement comply with any statutory, regulatory or other loan limits applicable to any Lender, or comply with any statutes, laws, rules or regulations which prescribe permissible and lawful investments for any Lender.

(e) We express no opinion with respect to the enforceability of any waiver of a trial by jury (other than under the laws of New York), the waiver of any right to have service of process made in the manner presented by applicable law and the waiver of any requirement to have an agent for service of process appointed or the enforceability of the waiver of any right that would result in the restriction of the Borrower’s access to courts or to legal or equitable remedies otherwise available to the Borrower.

(f) Except as expressly provided in Paragraph 6, we express no opinion with respect any law or regulation relating to federal, state or local taxation, federal or state environmental regulation, labor laws, intellectual property laws, antitrust laws or those relating to zoning, land use or subdivision laws, ERISA and similar matters or any Federal or state securities laws or regulations.

(g) We express no opinion with respect to the enforceability of any right to receive interest on interest (other than under the laws of New York).

(h) We express no opinion as to whether a Virginia court or a federal court applying Virginia choice of law rules would selecting the laws of the State of New York to govern the Credit Agreement.

(i) With respect to our opinion expressed in Paragraph 6 above, we will not review on a continuing basis the Borrower’s compliance with the documents or assumptions set forth herein relating to such opinion, or the representations set forth in the Officer’s REIT Certificate. Accordingly, no assurance can be given that the actual results of the Borrower’s operations for its 2005 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT. Our opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the

Opinion of Counsel for the Borrower

Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Borrower from qualifying as a REIT.

We are members of the bar of the Commonwealth of Virginia and the State of New York and the foregoing opinion is limited to the laws of the Commonwealth of Virginia and the State of New York and the Federal laws of the United States of America. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your Loans) without our prior written consent.

Very truly yours,

Opinion of Counsel for the Borrower

EXHIBIT C

[Form of Opinion of Special New York Counsel to JPMCB]

July [    ], 2005

To the Lenders and the Administrative

    Agent referred to below

c/o JPMorgan Chase Bank, N.A.,

    as Administrative Agent

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as special New York counsel to JPMorgan Chase Bank, N.A. (“JPMCB”) in connection with the Credit Agreement dated as of July 21, 2005 (the “Credit Agreement”) between Friedman, Billings, Ramsey Group, Inc. (the “Borrower”), the entities referred to as “Lenders” in the Credit Agreement (the “Lenders”) and the Administrative Agent. Terms defined in the Credit Agreement have the same respective defined meanings when used herein.

In rendering the opinions expressed below, we have examined an executed counterpart of the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement. We have also assumed that the Credit Agreement has been duly authorized, executed and delivered by, and (except, to the extent set forth below, as to the Borrower) constitutes a legal, valid, binding and enforceable obligation of, all of the parties thereto, that all signatories thereto have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

Opinion of Special New York Counsel to JPMCB

The foregoing opinions are also subject to the following comments and qualifications:

(A) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(B) The enforceability of Section 9.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, wilful misconduct or unlawful conduct.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than New York) that limits the interest, fees or other charges it may impose for the loan or use of money or other credit, (ii) Section 9.08 of the Credit Agreement, (iii) the last sentence of each of Sections 2.15(c) and 9.04(c)(i) of the Credit Agreement, (iv) the first sentence of Section 9.09(b) of the Credit Agreement insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement or (v) the waiver of inconvenient forum set forth in Section 9.09(c) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the law of any other jurisdiction.

The opinion letter is provided to you by us as special New York counsel to JPMCB pursuant to Section 4.01(c) of the Credit Agreement and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without our prior written consent in each instance.

Very truly yours,

Opinion of Special New York Counsel to JPMCB